FIRST AMENDMENT OF BYLAWS

                                  OF

                       ARV ASSISTED LIVING, INC.

          The undersigned, being the duly elected and acting secretary of ARV Assisted Living, Inc., a California corporation (the "Company"), hereby certifies that the following resolutions amending the Bylaws of the Company were duly adopted by written consent of the
Board of Directors of the Company dated as of               , 1997,
and that such resolutions have not been amended, modified or revoked and continue in full force and effect as of the date hereof.

     "RESOLVED, that the Bylaws of the Company are hereby amended by removing Section 3.2 in its entirety and replacing it with the following paragraph:

               "3.2 Number of Directors. Subject to the right of the Nominating Committee to approve nominees for Director as set forth in Section 4.7, the Board of Directors shall consist of eleven members, of which four members (the "Investor Nominees") will be designees of Lazard Freres Real Estate Investors L.L.C. ("Investor") (at least one in each class of the Board). Thereafter, at each annual or special meeting of shareholders of the Company with respect to which any class of Directors is to be elected, Investor shall have the right (but not the obligation) to designate nominees to the Board (subject to the right of the Nominating Committee to approve nominees for Director as set forth in Section 4.7) such that Investor shall have on the Board of Directors a number of representatives equal to a percentage of the total number of members of the Board of Directors that is equal to the percentage of Company Common Stock (as defined in the Stock Purchase Agreement dated as of July 14, 1997, by and among Investor, Prometheus Assisted Living LLC and the Company (the "Stock Purchase Agreement")) Beneficially Owned (as defined in the Stockholders Agreement dated as of July 14, 1997, by and among Investor, Prometheus Assisted Living LLC and the Company (the "Stockholder's Agreement") by Investor, on a Fully Diluted Basis (as defined in the Stock Purchase Agreement); provided, however, that (I) if the Investor would be entitled to a fractional number of representatives, the Investor shall instead be entitled to a number of representatives equal to the next higher number, (ii) in no event shall the Investor be entitled to more than four representatives and (iii) after the occurrence of a Termination Event (as defined in the Stock Purchase Agreement), if any, Investor shall not be entitled to any representatives on the Board of Directors."

     RESOLVED, that the Bylaws of the Company are hereby amended by removing Section 3.3 in its entirety and replacing it with the following paragraph:


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               "3.3 Election, Classification and Term of Directors.
          The Directors shall be elected at each annual meeting in accordance with, and for the term specified in, the Articles of Incorporation. Upon the consummation of the Public Offering, the Board of Directors will be divided into classes. The appointment of Directors to their respective classes shall be made by the Board of Directors. Each class shall contain at least one Director who is not affiliated with the Company (an "Independent Director") and, subject to
          Section 3.10, one Investor Nominee. Each Director, including a Director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified. No reduction of the authorized number of Directors shall have the effect of removing any Director before his or her term of office expires."

     RESOLVED, that the Bylaws of the Company are hereby amended by removing Section 3.10 in its entirety and replacing it with the following paragraph:

               "3.10 Quorum. Eight of the eleven Directors (a "Supermajority") shall constitute a quorum for the transaction of business, except for adjournment. Except as otherwise required by the Articles of Incorporation, Code
          Section 310 (approval of contracts or transactions in which a Director has a material financial interest), Code Section 311 (appointment of committees), and Code Section 317(e) (indemnification of Directors), every act done or decision made by a Supermajority of Directors present at a meeting duly held shall be deemed the act of the Board of Directors. The Investor Nominees shall be entitled to vote in favor of directing the Company to make any Subsequent Closing but shall not be entitled to vote if a proposed request to make any Subsequent Closing has been otherwise approved by a majority of the members of the Board who are not Investor Nominees."

     RESOLVED, that the Bylaws of the Company are hereby amended by adding the following paragraph after the end of Section 3.13:

               "3.14 Actions Requiring Board Approval. Subject to the approval rights of the Executive Committee set forth in
          Section 4.6, the affirmative vote of a Supermajority of the Board of Directors shall be required for the Company to take any action other than in the ordinary course and the appointment of the Audit Committee and the Compensation Committee, including without limitation all actions specified in Section 5.5(a) of the Stock Purchase Agreement."

     RESOLVED, that the Bylaws of the Company are hereby amended by removing
     Section 4.1 in its entirety and replacing it with the following paragraph:

               "4.1 Executive and Other Committees of the Board. The Board of Directors, by resolution adopted by a Supermajority of Directors, may create one or more committees with the authority of the Board ("Board Committees" or


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           "Committees of the Board"), including an executive
           committee. Each Board Committee shall consist of two or more Directors and may have one or more alternate members (who also must be Directors). Appointment of members and alternate members requires the affirmative vote of a Supermajority of Directors. During such time as Investor is entitled pursuant to Section 3.2 to have at least four Investor Nominees on the Board, and unless Investor chooses not to exercise its rights under this Section 4.1, at least one Director who is an Investor Nominee shall serve on each of the Audit Committee, the Compensation Committee, any special committee(s) of the Board, and any other committees which shall be charged with exercising substantial authority on behalf of the Board (other than any committee charged with the approval of the transactions contemplated by the Stock Purchase Agreement or the Stockholders Agreement, or any committee charged with evaluating any Competing Transaction, as defined in the Stock Purchase Agreement.) Investor will have the right to have two Directors designated by it serve on the Board's Executive Committee. Subject to Section 4.6, committees of the Board, to the extent provided in the Board resolution establishing the committee, may be granted any or all of the powers and authority of the Board except for the following:

          1. Approving any action for which the California General Corporation Law also requires the approval of the shareholders or of the outstanding shares;

          2. Filling vacancies on the Board of Directors or any Committee of the Board;

          3. Fixing Directors' compensation for serving on the Board or a Committee of the Board;

          4.   Adopting, amending, or repealing bylaws;

          5. Amending or repealing any resolution of the Board of Directors which by its express terms is not so amendable or repealable;

          6. Making distributions to shareholders, except at a rate or in a periodic amount or within a price range determined by the Board of Directors; or

          7. Appointing other Committees of the Board or their members."

     RESOLVED, that the Bylaws of the Company are hereby amended by adding the following paragraph after the end of Section 4.5:

               "4.6 Executive Committee. (a) The Board of Directors will promptly establish an Executive Committee, which shall be delegated the authority to the maximum extent permitted by law to approve any matter set forth in Section 4.6(b);
          (b) any action other than in the ordinary course and the appointment of the Audit Committee and the Compensation Committee, including without limitation all actions specified in
           Section 5.5(a) of the Stock Purchase Agreement will require either (i) the Board approval specified in Section 3.14 or
           (ii) the affirmative vote of at least four members of the Executive Committee acting at a duly convened meeting of the Executive Committee; (c) Investor will have the right to have two Directors designated by it serve on the Board's Executive Committee."

     RESOLVED, that the Bylaws of the Company are hereby amended by adding the following paragraph after the end of Section 4.6:

               "4.7 Nominating Committee. The Board of Directors will promptly establish a Nominating Committee. During such time as Investor is entitled to have at least one Investor Nominee on the Board, unless Investor chooses not to exercise its rights under this Section 4.7, at least one Director who is an Investor Nominee shall serve on the Nominating Committee of the Board. The unanimous consent of the Nominating Committee shall be required prior to the appointment of a Chairman, Chief Executive Officer or President of the Company, (ii) the Board of Directors of the Company shall not make any recommendation or appointment of Directors who are Chairman, Chief Executive Officer or President without the unanimous approval of the Nominating Committee as set forth herein and (iii) all nominees to the Board of Directors (other than Investor Nominees) will require the unanimous approval of the Nominating Committee, provided that if the Nominating Committee cannot unanimously agree on such a nominee, the nomination will be referred to the entire Board of Directors, which shall decide the matter based on a simple majority vote notwithstanding the Supermajority provisions herein."

          IN WITNESS WHEREOF, I have set my hand and the corporate
seal of the Company this     day of                , 1997.



                           ------------------------
                           Sheila M. Muldoon
                           Vice President, Secretary and General Counsel